UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 7, 2010

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 20, 2010, Ferro Corporation (the "Company") issued a press release to announce additional restructuring initiatives associated with the Company’s European manufacturing operations. The Company has notified affected employees regarding their individual benefits associated with the restructuring plan.

As a result of this initiative, Ferro expects to discontinue manufacturing of plastics products in Rotterdam, Netherlands. This action represents an additional step in consolidation of European plastics production into the Company’s manufacturing site in Almazora, Spain. The consolidation will result in a staffing reduction of approximately 44 positions in manufacturing and supporting functions. Operations will be concluded at the site during the quarter ended June 30, 2010.

The Company expects to record charges of approximately $6 million in the three-month period ended June 30, 2010, related to the costs of the restructuring. The charges include approximately $6 million in severance costs, $2 million in site environmental remediation activities and other charges of $1 million, partially offset by a pension curtailment gain of approximately $3 million. Cost estimates do not include gains or losses related to possible settlement of the pension plan. The initiatives are expected to generate pre-tax cost and expense savings of approximately $5 million on an annual basis.

A copy of the press release announcing the actions is attached, hereto, as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1: Press release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

April 20, 2010	By:	Sallie B. Bailey

Name: Sallie B. Bailey
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release